CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3, as enumerated below, of our reports relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and subsidiaries (the "Company") dated March 30, 2016, October 27, 2016 as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), and our report relating to the effectiveness of Santander Consumer USA Holdings Inc. and subsidiaries' internal control over financial reporting dated March 30, 2016, October 27, 2016 as to the effects of additional material weaknesses described in Management's Report on Internal Control over Financial Reporting (as revised) (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), incorporated by reference in this Amended Annual Report on Form 10-K/A of Santander Holdings USA, Inc. for the year ended December 31, 2015.

(1)	Registration Statement (Form S-3 No. 333-172807) of Santander Holdings USA, Inc.
(2)	Registration Statement (Form S-3 MEF No. 333-183988) of Santander Holdings USA, Inc.
(3)	Registration Statement (Form S-3 No. 333-187307) of Santander Holdings USA, Inc.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 7, 2016